Exhibit (p)(3)

Boston Trust & Investment Management Company

Boston Trust Investment Management, Inc.

Joint Code of Ethics

February 14, 2017

Table of Contents

1. Introduction and Scope		1
2. Standards of Business Conduct		1
A. Compliance with Policy, Laws, and Regulations		1
i.	Market Manipulation	2
ii.	Records and Accounts	2
iii.	Dealings with Auditors and Regulators	2
iv.	Misrepresentation	2
v.	Disclosures	2
vi.	Illegal Activity	2
vii.	Responsibilities of Supervisors	2
B. Confidentiality		2
i.	Confidentiality of Investment Decisions	3
ii.	Electronic Data	3
iii.	Personnel Data	3
C. Duties to Clients		3
i.	Loyalty, Prudence, and Care	3
ii.	Fair Dealings	3
iii.	Suitability	3
iv.	Performance Presentation	4
v.	Diligence and Reasonable Basis	4
vi.	Communication with Clients and Prospective Clients	4
D. Employee Securities Reporting and Trading		4
i. Who is Covered — Access Persons, Family Members and Employees		4
ii. Covered Accounts		4
iii. Reporting Requirements Applicable to All Accounts		5
iv. Classification of Securities as Covered or Non-Covered		5
v. Initial and Annual Holdings Reports		5
vi. Monitoring of Personal Securities Transactions		6
vii. Access Person Trading Prohibition		6
viii.	Pre-Clearance Requirements	6
ix. Investment Professional Trading		7
x. Waiver of Pre-Clearance of Employee Personal Accounts and Transactions		7
xi.	Compliance Table	9
xii. Exceptions		9
D. Conflicts of Interest		10
i.	Disclosure of Conflicts	10
ii.	Self-dealing	10
iii.	Personal Business	10
iv.	Personal Use of Boston Trust Property	10
E. Gifts and Entertainment		10
ii.	Client Related Gifts	10
iv.	Vendor Related Gifts	11
E. Trading		12
Insider Trading and Misuse of Nonpublic Information		12
F. Outside Activities		12
i.	Outside Employment	12
ii.	Terminating Employment	12
iii.	Directorships of Profit-Making Companies	12
iv.	Civic Activities	13
v.	Political Activities	13
viii.	Compensation, Consulting Fees, and Honoraria	13
ix.	Fiduciary Appointments	14

i

x.	Reporting of Outside Affiliations	14
G. Internal Compliance and Reporting (Whistleblower) Procedure		14
3. Administration and Enforcement of the Code		14
A. Employee Responsibility		14
i.	At Hiring	14
ii.	Periodically Thereafter	14
B. Responsibility for Approval		14
C. Responsibility for Administration		15
i.	Interpretation	15
ii.	Exceptions/Review	15
iii.	Recordkeeping	15
iv.	Annual Report to Board of Directors	15
v.	Reporting Violations	15
vi.	Sanctions	16

ii

Boston Trust & Investment Management Company

Boston Trust Investment Management, Inc.

Joint Code of Ethics Revised 5/10/2016

1.  Introduction and Scope

Boston Trust & Investment Management Company (“Boston Trust”) is a state chartered bank of the Commonwealth of Massachusetts providing trust and investment management services to individuals and institutions. Boston Trust Investment Management Inc. (“BTIM”) (collectively “Boston Trust”) is a wholly owned subsidiary of Boston Trust and a registered investment adviser under the Investment Adviser’s Act. BTIM advises the Boston Trust & Walden Funds (“Fund”), an open-end registered investment company and institutional accounts. All references to “Client” herein shall refer to the Clients of Boston Trust as well as BTIM including the Funds.

The Code of Ethics (the “Code”) reflects our long-standing policy of responsible and ethical business practices.  Approved by the Boards of Directors of both Boston Trust and BTIM, it is the formal expression of our commitment to ethical business conduct. The Code applies to all Employees and in certain circumstances to Directors (collectively “Employees”) of Boston Trust and BTIM. Each Employee is provided with a copy of the Code upon employment and annually thereafter and is expected to be familiar with its contents, to comply with it, and to keep it available for future reference.  Questions regarding the interpretation or administration of the Code should be referred to the Director of Risk Management.  The Boards of Directors, through the Chief Executive Officer and Director of Risk Management, are responsible for monitoring and enforcing the Code.

All references herein to the Director of Risk Management refer to the Director of Risk Management of Boston Trust and to the Chief Compliance Officer of BTIM.

It is the intention of Boston Trust to comply with the various regulations to which it may be subject including FDIC Part 344, Rule 204a-1 of the Investment Adviser’s Act, and Rule 17j-1 under the Investment Company Act.

Boston Trust’s successful business operation depends not only on the competence and diligence of its Employees, but also upon its reputation for honesty, integrity, and independence in the conduct of its business affairs. This Code of Ethics identifies basic policy and standards concerning ethical conduct.

Underlying the Code are several guiding principles:

•                  We have a responsibility always to place the interests of Clients first, i.e., ahead of our own interests and those of Boston Trust.

•                  All information concerning security holdings and financial circumstances of Client is confidential.

•                  Independence in the investment decision-making process is paramount.

•                  Not only must we avoid any actual or potential conflict of interest, we must endeavor to avoid even the appearance of any conflict of interest.

2.  Standards of Business Conduct

Banking, trust, and money management are businesses based on mutual trust and demand steadfast honesty in all affairs, both internal and external.  Boston Trust’s business is founded on faith, trust, and public confidence.  To perpetuate these values requires that each Employee maintain high personal and professional standards.

A.  Compliance with Policy, Laws, and Regulations

Each Boston Trust Employee is responsible for remaining in compliance with applicable policy, federal and state laws including federal securities laws(1), rules, and regulations (copies of which are available from the

(1) Federal securities laws means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted there under by the Commission or the Department of the Treasury.

Code of Ethics Revised February 14, 2017

Director of Risk Management). When any policy, law, rule or regulation appears unclear or ambiguous, Employees must seek immediate assistance in determining the lawful and ethical action.  Practices that violate any federal, state, or municipal law or regulation are forbidden.  In the event of any conflict, employees must comply with the more strict law, rule, or regulation. Employees must not engage in conduct involving dishonesty, fraud, or deceit or commit any act that reflects adversely on their professional reputation, integrity, or competence.  Further, no Employee will knowingly violate any code of ethics of any professional organization of which he or she is a member.

i.      Market Manipulation

Transaction-based or information-based activity intended to disrupt the natural functioning of the securities markets is illegal and damaging to all market participants.  Such activity by Employees is prohibited.

ii.    Records and Accounts

Boston Trust’s records retention policies and procedures are developed in accordance with established law, including Rule 17j-1 and rule 204a-1 as applicable All transactions must be recorded accurately, completely, and truthfully.    Efforts by any Employee to conceal or distort information will be considered unacceptable conduct.  The falsification of any record, account, or document may result in immediate dismissal.

iii.   Dealings with Auditors and Regulators

Employees must cooperate fully with audits, examinations, and inspections conducted by internal staff, external auditing firms, or outside regulatory agencies. Questions raised by auditors or regulators must be responded to candidly, and no adverse information in response to a question may be knowingly concealed.

iv.    Misrepresentation

Employees must not knowingly make any misrepresentation relating to investment analysis, recommendations, actions, or other professional activities. A misrepresentation is any untrue statement or omission of a fact or any statement that is otherwise false or misleading.

v.     Disclosures

Employees will comply with all existing and future requirements for disclosures, including but not limited to the requirement that SEC Form ADV include a description of this Code and that the Code itself be made available to Clients on request.

vi.    Illegal Activity

No questionable or illegal act relative to Boston Trust business can be permitted, and any Employee having such knowledge must immediately bring the information to the attention of the Director of Risk Management.

vii.  Responsibilities of Supervisors

Employees must make reasonable efforts to ensure that anyone subject to their supervision or authority complies with applicable laws, rules, regulations, and this Code.

B.  Confidentiality

All corporate, Client, Employee, and vendor information (other than information that is public knowledge as a result of authorized disclosure) is considered to be confidential, privileged, and proprietary to Boston Trust at all times during and following an individual’s employment or directorship with Boston Trust. The information

(2) A number of employees and directors of Boston Trust hold the CFA and/or CFP designation and are thereby also bound by the Code of Ethics of the respective governing body.

may be used only for legitimate Boston Trust purposes by authorized personnel and should be safeguarded at all times.  Exceptions to this standard can be made if the disclosure is required by law or if an Employee is providing information under the 240.21F-(1-17) promulgated in accordance with Section 21F of the Securities Exchange Act of 1934 (“Exchange Act”) (15 U.S.C. 78u-6), entitled “Securities Whistleblower Incentives and Protection,” related to whistleblowers who provide the Commission with original information about violations of the federal securities laws.

i.      Confidentiality of Investment Decisions

Employees may not reveal to any other person (except in the normal course of his or her duties on behalf of the Firm) any information about securities transactions of a Client or securities under consideration for purchase or sale by a Client. Individuals in possession of any material nonpublic information regarding a security are prohibited from buying or selling such securities or advising any other person to buy or sell such securities.

ii.    Electronic Data

A substantial amount of information concerning Boston Trust and its Clients is stored, processed, and transmitted via computer and telecommunications systems.  Employees are required to comply with Boston Trust’s information security policies, standards, and procedures including, but not limited to, the following:

•                  Employees must protect Client confidential information by not transmitting unencrypted Client account numbers or other personal identifying information electronically.

•                  Employees must protect their passwords or method of access to computer systems.

•                  Employees must not attempt to access any data, software, or documentation belonging to Boston Trust without proper authorization.

•                  Employees must not release to anyone any Employee identification or access cards issued by Boston Trust.

iii.   Personnel Data

Our confidentiality policy includes protecting the privacy of past and present Employees by maintaining the confidentiality of personnel information. All inquiries regarding past or present Employees should be referred to the Director of Human Resources.

C.  Duties to Clients

i.      Loyalty, Prudence, and Care

Employees have a duty of loyalty to their clients and must act with reasonable care and exercise prudent judgement. Employees must act for the benefit of their clients and place their clients’ interests before their employers or their own interests.

ii.    Fair Dealings

Employees must deal fairly and objectively with all clients when providing investment analysis, making investment recommendations, taking investment action, or engaging in other professional activities.

iii.   Suitability

When advising clients, portfolio managers must:

•                  Make a reasonable inquiry into the clients’ investment objectives and financial circumstances and determine that an investment is suitable prior to taking investment action.

•                  When applicable, and when such information is available, judge the suitability of investments in the context of the client’s total portfolio.

iv.    Performance Presentation

When communicating investment performance, Employees must make reasonable efforts to ensure that it is fair, accurate, and complete.

v.     Diligence and Reasonable Basis

Investment analysts must exercise diligence, independence, and thoroughness in analyzing investments and have a reasonable basis, supported by appropriate research and investigation, for making investment recommendations.

vi.    Communication with Clients and Prospective Clients

Employees have an obligation to disclose to clients and prospective clients the general principles of Boston Trust’s investment process as well as any significant limitations and risks associated with the process.

D.  Employee Securities Reporting and Trading

Securities transactions by Employees may adversely affect Boston Trust and its Clients by interfering with job responsibilities and creating real or apparent conflicts of interest.  For these reasons, Boston Trust has adopted certain restrictions applicable to personal securities transactions for Access Persons as defined below.

i. Who is Covered — Access Persons, Family Members, and Employees

All Employees of Boston Trust are considered Access Persons.

Family Members — for purposes of personal securities requirements, Access Persons are defined to also include a Boston Trust Employee’s spouse, domestic partner or other relative who shares the Employee’s household (“Family Member”).

Note: Employees are required to provide Family Members  with a copy of the Boston Trust code of ethics.

ii. Covered Accounts

The following types of accounts are covered by the Employee Personal Securities Program:

1.              Investment accounts in the name of an Access Person, Family Member including but not limited to:

a.              Personal investment accounts,

b.              Individual Retirement Accounts,

c.               401(k) and 403(b) plans

d.              Profit-Sharing Plans if the Employee exercises investment discretion

e.               UTMA Accounts and 529 Plans

2.              Any Account, holding Covered Securities in which an Access Person has a direct or indirect beneficial interest, including:

a.              trusts, including grantor trusts and trusts if the Employee or Family member is a Trustee or Executor and exercises investment discretion

b.              limited partnerships,

c.               Foundations established by the Employee or

d.              investment clubs.

iii. Reporting Requirements Applicable to All Accounts

All Access Persons must provide the information described below unless he or she qualifies for a specific waiver. Account information must be submitted to the Risk Management Department in the format, manner and within the timelines set forth by the Director of Risk Management.

1.              Upon initial employment, every Employee must report the existence of all Accounts in his or her name or in a Family member’s name. See Section 5 below.

2.              Each Employee must notify the Risk Management Department immediately when he or she or a Family Member opens an Investment Account holding covered or non-covered securities.

3.              Boston Trust utilizes an on-line data aggregator to help monitor covered accounts. An Access Person may be required to close brokerage accounts if the on-line data aggregator is not able to receive automatic feeds from his or her brokerage firm.

iv. Classification of Securities as Covered or Non-Covered

The following securities are classified as Non-Covered:

1.              Obligations of the United States Government,

2.              Money market instruments,

3.              Third party mutual funds (funds not advised or sub-advised by BTIM),

4.              Securities purchased as part of an automatic investment plan,

5.              Exercise of stock options received related to employment compensation,

6.              Investments in non-publicly traded companies such as family businesses

For purposes of clarification, any security not classified as Non-Covered is considered Covered including but not limited to:

1.                                Bonds issued by entities other than the United States Government (e.g., government agencies, municipalities, and corporations)

2.                                Equity securities

3.                                Any derivative instrument, including options on securities, indexes and currencies.

4.                                Exchange Traded Funds (ETFs) (but do not require pre-clearance)

5.                                BTIM Inc. advised mutual funds or any open-end registered investment company for which Boston Trust serves as a sub-adviser

v. Initial and Annual Holdings Reports

Federal regulations require Boston Trust to receive and monitor initial and annual holdings reports in accordance with defined requirements.  All Employees are required to submit the information specified below for themselves and their Family Member(s) upon employment and annually thereafter. i The initial holding report must reflect his or her and his or her Family Member’s holdings in Covered Securities as of a date no more than 45 days prior to the date that he or she became an Employee and must be received within 10 days of employment. The annual holdings report must be submitted prior to January 31st and must reflect the Employees’ and his or her Family Member(s) holdings of covered securities as of the immediately preceding December 31st.

Initial and annual disclosure of holdings must include:

1.              Title of each Investment Account (holding Covered and Non-Covered Securities)

2.              A statement indicating if the account holds any Covered Security.

3.              If the Accounts holds any Covered Security, the following additional information is required:

a.    Holdings of each account

b.    Number of shares and or principal amount of each Covered Security

c.     Name  of  any  broker,  dealer  or  bank  with  whom  the Access Person maintains investment accounts

Boston Trust utilizes an on-line data aggregator to monitor Access Person accounts. Certification of the data, once available to Risk Management through the data aggregator, may be used in lieu of paper based reports. If an Access Person is not required to report any information on a Holdings Report because he or she has no Covered Securities or has been granted an exception to the holdings reporting requirements, he or she must certify to that within the required time frame.

vi. Monitoring of Personal Securities Transactions

Boston Trust and BTIM Inc. monitor trading in Covered Securities and reserve the right to verify holdings in accounts holding non-covered securities. Monitoring is intended to: (1) insure that an Access Person is not putting his or her own interest before that of Boston Trust Clients, (2) identify possible insider trading or front running, (3) identify conflicts of interest or the appearance of conflicts of interests created by an Access Person’s personal securities trading, and (4) verify that all accounts are properly recorded.

Boston Trust monitors trading in all securities except for securities classified as Non-Covered and Exchange Traded Funds.

Each Employee must submit a Quarterly Certification Form within 30 days after the end of the calendar quarter containing information about:

1.              Every transaction in a Covered Security during the quarter in which the Access Person had any direct or indirect beneficial ownership as defined above; and

2.              Every account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person.

Boston Trust utilizes an on-line data aggregator to monitor Access Person accounts. If an Access Person is not required to report any information on a Holdings Report because he or she has no Covered Securities or has been granted an exception to the holdings reporting requirements, he or she must certify to that within the required time frame (30 days after the end of the calendar quarter).

The Director of Risk Management may grant limited exceptions to the use of the Data Aggregator in which case the Access Person will be required to arrange for duplicate copies of security confirmations and brokerage statements to be delivered directly to the Risk Management Department.

vii.  Access Person Trading Prohibition

Effective upon delivery of this Code to an Access Person of Boston Trust trading in any security that is on the Small Cap or SMID Cap Approved List is prohibited.  In the event an Access Person owns a security on the Small Cap or SMID Cap Approved Lists, it is permissible to continue to hold the security.  Preclearance must be obtained prior to selling a security on the Small or SMID Cap Approved Lists.

viii. Pre-Clearance Requirements

Boston Trust requires each Access Person to pre-clear certain securities that pose increased risk of creating a conflict of interest or the appearance of a conflict of interest.

The following activities of Access Persons require pre-clearance:

1.              Trading in an equity security requires pre-clearance. Pre-clearance is provided by obtaining prior written approval of an Executive Committee member.  No Executive Committee member may approve his or her own trades.

2.              Trading in a private placement, as defined by federal securities law, requires pre-clearance. Pre-clearance is provided by obtaining prior written approval of an Executive Committee member. No Executive Committee member may approve his/her own trades.

3.              Trading, directly or indirectly, in a municipal or corporate bond when the market value and par value of the bond is greater than $100,000 requires pre-clearance.  Any member of the Executive Committee is authorized to pre-clear bond purchases when the market value and the par value of the bond is greater than $100,000. No Executive Committee member may approve his/her own trades.

4.              Trading, directly or indirectly in the Boston Trust & Walden Funds during a period when Employees have been advised that Employee trading in specified Boston Trust & Walden Funds has been prohibited requires pre-clearance.  Any member of the Executive Committee is authorized to provide pre-clearance in the event of exigent circumstances. No Executive Committee member may approve his/her own trades.

5.              Acquiring any equity security in an initial public offering (“IPO”) requires pre-clearance. Pre-clearance for the acquisition of an IPO must be obtained from a member of the Executive Committee. Individuals rarely have the opportunity to invest in these types of securities; an Access Person’s IPO purchase therefore raises questions as to whether the Access Person is misappropriating an investment opportunity that should first be offered to eligible Clients, or whether a portfolio manager is receiving a personal benefit for directing Client business or brokerage.

6.              Absent a compelling reason, and prior approval of a member of the Executive Committee, Access Persons will not be permitted to engage in short-term trading (of less than 30 days’ duration). In the event the Employee fails to obtain a waiver from a member of the Executive Committee, any profits realized on prohibited short term trades may be required to be disgorged.

ix. Investment Professional Trading

Boston Trust Portfolio Managers, Traders and Investment Analysts (“Investment Professionals”) have a duty of loyalty to Boston Trust Clients and must act for the benefit of Clients and place Clients’ interests, as well as the firms’ interest, before their own interest.  Investment transactions for Clients must have priority over investment transactions in Covered Accounts. As a general rule an Investment Professional may not generate personal securities transactions in Equity Securities on a day in which he or she has executed a securities transactions in a Client account  in the same (or a related) security until that order is executed or withdrawn.

Transactions by Investment Professionals are reviewed by the Executive Committee of the Board to ensure that Investment Professionals do not place their own interests before those of the Firm’s Clients.

x. Waiver of Pre-Clearance of Employee Personal Accounts and Transactions

Family members of Employees who are subject to this Code may also be subject to other codes of ethics under a federal securities law substantially similar to this Code. In the discretion of the Director of Risk Management, Boston Trust may recognize compliance with another federal securities law compliant code of ethics as sufficient for meeting the Boston Trust requirements with respect to the Code.  Boston Trust reserves the right to nullify this exception at any time.

The Director of Risk Management may waive the pre-clearance requirements, but not the quarterly transaction reporting, of Family Members under the following circumstances:

1.              The Director of Risk Management receives a copy of federal securities law compliant Code of Ethics to which the Family Member is subject.

2.              The Employee and the Family Member certify that they have and will abide by the confidentiality provisions of the respective Codes.

3.              The Family Member certifies that he or she will report any violations of the code of ethics to which he or she is subject.

4.              The Director of Risk Management receives a quarterly or more frequent transaction report of the personal accounts of the Family Member.

xi.   Compliance Table

Access persons (including Family Members) may find it helpful to refer to the following compliance table of Securities Reporting and Trading Restrictions.

Security Type	Covered (Yes/No)	Account required to be disclosed?	Quarterly Reporting	Trade Confirms required to be sent to Bank (MCO Feed)	Trade Pre- Clearance (Yes/No)	Verifiable by BT?
Stocks	Yes	Yes	Yes	Yes	Yes	Yes
Stocks on the Small Cap and SMID Cap Approved Lists	Yes	Yes	Yes	Yes	*TRADING PROHIBITED Pre-clear to sell	Yes
U.S. Government securities, money market funds	No	Yes	No	No	No	Yes
Other fixed income securities (includes corp. agencies, municipals)	Yes	Yes	Yes	Yes	Yes, If par value and MV of trade > $100K	Yes
Options/Derivatives of covered securities	Yes	Yes	Yes	Yes	Yes	Yes
Initial Public Offering	Yes	Yes	Yes	Yes	Yes	Yes
Private Placements of securities as defined by federal securities law	Yes	Yes	Yes	Yes	Yes	Yes
Proprietary Mutual Funds	Yes	Yes	Yes	Yes	No	Yes
Non-Proprietary Mutual funds	No	Yes	No	No	No	Yes
Exchange Traded Funds	Yes	Yes	Yes	Yes	No	Yes

xii. Exceptions

Exceptions to the Employee Personal Trading rules must be approved in writing by a member of the Executive Committee. In all circumstances, the interests of Clients must be placed above the personal financial interests of the Access Person.

D.  Conflicts of Interest

Employees must avoid situations in which personal interests conflict with, or appear to conflict with, the interests of Boston Trust or its Clients. A possible conflict of interest exists whenever Employees or family members have an interest in an entity or matter that may influence a decision or cloud the judgment the Employee may have to exercise in the discharge of his or her responsibilities to Boston Trust or its Clients.

i.      Disclosure of Conflicts

Each Employee must disclose to the Director of Risk Management of Boston Trust and the Chief Compliance Officer of BTIM, all matters of any kind that could reasonably be expected to interfere with his or her duty to Boston Trust, or with his or her ability to render unbiased and objective advice, or that could reasonably be expected to give the appearance of a conflict of interest.  The Director of Risk Management shall report any potential or real conflicts to the Chief Executive Officer. The Chief Compliance Officer shall report any potential or real conflicts to the President of the Boston Trust and Walden Funds Registered Investment Company if applicable. Employees may not make any untrue statement of a material fact to a Client.

ii.    Self-dealing

Employees are prohibited from self-dealing or otherwise trading on their positions with Boston Trust or accepting from one doing or seeking to do business with Boston Trust a business opportunity not available to other persons or that is available because of the Employee’s position with Boston Trust.

iii.   Personal Business

Each Employee must manage his or her personal and business affairs so as to avoid situations that might lead to a conflict, or even the appearance of a conflict, between his or her interest and duty to Boston Trust and its Clients.

iv.    Personal Use of Boston Trust Property

Employees must exercise particular care in the use of Boston Trust systems, supplies, or other property.  The use of such property for personal reasons is to be avoided, and in no event should such use interfere with the performance of any Employee’s duties to Boston Trust.

E.  Gifts and Entertainment

i.      Personal Entertainment and Gift Exclusion

The following are specifically exempted from the definition of gift under this Code:

1.              Family or Personal Relationship — receipt of a gift based on a family or personal relationship independent of Boston Trust relationship

2.              Available to General Public — receipt of a benefit available to the general public under the same conditions on which it is available to an Employee

3.              Civic or Charitable Award - A civic or charitable organization award

ii.    Client Related Gifts

Employees are expected to provide impartial and courteous service to all Clients, without anticipation of any reward. To avoid even the implication of impropriety Employees are prohibited from accepting anything of value from Clients or prospective Clients unless it is specifically permitted below:

1.              The acceptance of cash or cash equivalents (such as gift certificates or cards), stocks, bonds or other securities, promissory notes, or any similar from of monetary or financial gift, gratuity or award is absolutely prohibited. No exception may be granted to this provision.

2.              Employees are prohibited from receiving gifts of more than de minimis value (less than $100) per year from a client.

3.              Acceptance of tickets to theatre, professional sporting and other events of any value is prohibited without specific written approval of a member of the Executive Committee provided to the Director of Risk Management. Employees or their family members may not accept a bequest or legacy under a will or trust instrument of property or of interest in property of any kind from a Client unless the Client is a relative of the Employee or a person who has never dealt with the Employee as a representative of Boston Trust.

iii.   Retirement or Other Life Event Gifts

On occasion, an employee may receive a personal gift from a Client related to a life event such as a promotion, wedding, retirement, etc. which would exceed the general rule specified above. These gifts must be promptly reported and reviewed with a member of the Executive Committee for reasonableness, propriety and consistency with this policy. Such review and approval must be documented in writing and provided to the Director of Risk Management.

iv.    Vendor Related Gifts

To avoid even the appearance of a conflict of interest the following guidelines concerning receipt of gifts from vendors or prospective vendors must be followed:

1.              Other than nominal gifts received from vendors or consultants including holiday food items, or items with the vendor’s logo and would be valued at $25 or less (e.g. pens, keychains, notepads), Employees must decline gifts, favors and other forms of consideration from person doing business with or hoping to do business with Boston Trust. Employees may attend business events sponsored by vendors, at no cost to Boston Trust, such as training, continuing education, seminars and the like.

2.              The receipt of gifts from broker-dealers is prohibited. In furtherance of this policy, Boston Trust will periodically advise vendors of this policy.  Boston Trust recognizes that during the holiday season, vendors will send unsolicited items of food. In this event, such gifts will be shared firm-wide.

v.     Exception Approval

Employees of Boston Trust may accept gifts that do not comply with the above guidelines only upon written approval of a member of the Executive Committee. Decisions should be based on a legitimate business need and on a determination that the gift is not made or offered to influence business decisions. Documentation of approvals must be provided to the Risk Management Department.

vi.   Report of Gifts

Employees of Boston Trust are required to report to the Risk Management Department gifts received from clients and consultants other than nominal gifts received from vendors or consultants that includes a logo and would be valued at $25 or less (e.g. pens, keychains, or notepads). Gifts should be reported promptly upon receipt, preferably by the month end following receipt of the gift if at all practicable.

F.             Entertainment

It is generally accepted business practice to provide entertainment to, or accept entertainment from, persons in connection with a current or prospective business relationship with Boston Trust or its Clients, provided the entertainment is not so lavish in nature that the employee would likely feel compelled to act in a manner inconsistent with the interests of Boston Trust or its Clients. Acceptance of meals, refreshments, or entertainment, all of reasonable value, in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions or to foster better business relations, provided that the expense would be paid for by Boston Trust as a reasonable business expense if not paid for by another party is acceptable.  Accepting entertainment in the form of an occasional social, hospitality, charitable, sporting, entertainment, or leisure event; so long as the entertainment is neither so frequent nor so extensive as to raise any questions of propriety (for example, frequent or extravagant meals paid for by the same person) is acceptable only if the employee is accompanied by the person who has, or intends to have, a business relationship with Boston Trust. If the person paying for the item does not attend the event, the event constitutes a “gift” subject to the gift policy above.

E.  Trading

Insider Trading and Misuse of Nonpublic Information

Federal law prohibits anyone in possession of material nonpublic information about any publicly traded company from using the information for personal gain or for the gain of others (including Clients).  Each Employee is therefore prohibited from trading (either directly or through others), or recommending trading, in a security of a publicly traded company about which he or she has material nonpublic information — whether acquired directly or via a “tip” from another.  This prohibition also applies to Employees’ immediate families (spouse, domestic partner, children, and other relatives, by marriage or otherwise, sharing his or her household). Adherence to the Insider Information Policy of Boston Trust is required.

•                  Information is “material” for securities law purposes when the information is such that a substantial likelihood exists that a reasonable investor would consider it important in making investment decisions.

•                  Information is “inside” when it has not been publicly disseminated.  Even though information has been released to the media, information is still considered “inside” until there has been sufficient time for the general dissemination of the information.

•                  Anyone in possession of material inside information must not trade in or recommend the purchase or sale of the securities concerned until the information is properly disclosed and disseminated to the public.

F.  Outside Activities

i.      Outside Employment

Employees of Boston Trust may not engage in outside employment that interferes, competes, or conflicts with the interests of Boston Trust or impairs their ability to meet regular job responsibilities.  No Employee of Boston Trust may serve as an officer, director, employee or consultant of a firm engaged in the investment management business.

ii.    Terminating Employment

Employees are prohibited from contacting existing clients or potential clients prior to leaving Boston Trust, and for the period of time subsequent to their departure as agreed to in any written agreement, for the purpose of soliciting their business for a new employer.    Employees must not take work product, proprietary information or Client records or files, in any format, to a new employer without specific written permission from Boston Trust.

iii.   Directorships of Profit-Making Companies

Directorship appointments of an outside profit-making company may create a conflict of interest.  Employees must obtain written approval from the Chief Executive Officer prior to accepting any directorship of a profit making company. The Chief Executive Officer shall receive approval from the Executive Committee of the Board.

iv.    Civic Activities

Boston Trust encourages Employees to be involved in civic and charitable activities within their communities. However, Employees must not engage in outside activities that interfere, compete, or conflict or potentially conflict with the interests of Boston Trust, or impair their ability to meet their regular responsibilities to Boston Trust.

Approval is not required to participate in or accept appointment as a trustee, director, or officer of a non-profit organization unless there is a Client relationship or some other potential conflict of interest between the organization and Boston Trust. If there is a Client relationship or other potential conflict of interest, obtain written approval of the Chief Executive Officer prior to accepting appointment as a trustee, director or officer. The Chief Executive Officer shall obtain written approval from a member of the Executive Committee.

v.     Political Activities

Employees may participate in political activities on their own time and in accordance with their individual desires and political preferences. However, it must be clear at all times that an Employee’s participation is as an individual and not as a representative of Boston Trust.  It is Boston Trust’s policy not to make political contributions with Firm funds.

vi.     Political Contributions by Covered Associates

Rule 206(4)-5 of the Investment Advisers Act of 1940 prohibits an investment adviser from providing advisory services for compensation to a government Client for two years after the adviser or certain of its employees make a contribution to certain elected officials or candidates. The following are considered Covered Associates of the Firm: (i) the President of Boston Trust and BTIM; (ii) any person in charge of the following principal business units: Investment Management, Risk Management, Operations, Information Security, and Finance; (iii) all members of the Board of Directors of Boston Trust and BTIM; (iv) all members of the marketing department of Boston Trust; (v) all Portfolio Managers of the Firm; (vi) the Director of Shareholder Engagement, and (vii) any person who performs a policy-making function. The Director of Risk Management will maintain a list of Covered Associates.

With the exception of de minimus payments of $350 per state or local election, to candidates or elected officials for whom a Covered Associate is entitled to vote or $150 to candidates or elected officials for whom a Covered Associate is not entitled to vote, Covered Associates must pre-clear all political contributions (including those of a spouse or domestic partners) to ensure that Covered Associates do not make political contributions to officials of public entities for which Boston Trust provides or may provide investment management services. For purposes of this policy, primary and general elections are considered separate elections. A member of the Executive Committee of the Board of Directors, the Director of Risk Management or the Chief Compliance Officer is authorized to pre-clear political contributions.

vii.  Covered Associate Political Contributions Reporting

All Covered Associate must provide a quarterly (within thirty days of quarter-end) statement disclosing all political contributions made to elected officials or candidates for public office.

viii. Compensation, Consulting Fees, and Honoraria

Employees who have received proper approval to serve as an officer, director, or employee of an outside organization or to engage in other outside employment may retain all compensation paid for such service unless the terms of the approval provide to the contrary.  Honoraria received by an employee for publications, public speaking appearances, instructing courses at educational institutions or banking schools, etc. may be retained by the Employee.

ix.   Fiduciary Appointments

Employees may not accept appointments as executor, trustee, guardian, conservator, or other fiduciary or any appointment as consultant in connection with fiduciary matters related to a Client of Boston Trust, without prior approval from the Chief Executive Officer or, in the case of the Chief Executive Officer, the Executive Committee. Employees may, in their individual capacity, serve as a fiduciary, without compensation, for an account established by a Boston Trust colleague or a third party without approval of the Chief Executive Officer, however, such relationships must be disclosed by an Employee upon request.

x.     Reporting of Outside Affiliations

Employees are required to respond fully and accurately to requests to disclose all outside affiliations.

G.            Internal Compliance and Reporting (Whistleblower) Procedure

All Employees should report violations or potential violations of Federal and State securities laws to the Director of Risk Management or the Chief Executive Officer of Boston Trust, the Chief Compliance Officer of BTIM or the President of the Boston Trust and Walden Funds as soon as possible after they are discovered. If an Employee is unclear whether a situation is a violation of a Federal or State securities laws, he/she should report the item to the Director of Risk Management. The Director of Risk Management is responsible for analyzing any reported matter and determining, in consultation with other appropriate Boston Trust personnel, whether it is an actual securities law violation. The Director of Risk Management will escalate the matter, as appropriate. If the matter relates to the Boston Trust and Walden Funds, the Director of Risk Management or the President of the Boston Trust and Walden Funds Board will report the matter to the Chief Compliance Officer of the Funds.

Boston Trust is committed to prohibiting retaliation against those who report, oppose, or participate in the investigation of alleged wrongdoing in the workplace. Retaliation will not be tolerated and retaliatory acts will lead to disciplinary action up to and including termination of employment.

3.  Administration and Enforcement of the Code

A.  Employee Responsibility

It is each Employee’s responsibility to be familiar with the Code and to abide by the letter and spirit of the Code’s provisions and principles at all times.

i.      At Hiring

Employees are provided a copy of the Code when they join Boston Trust. They are asked to review this document and to acknowledge their receipt and understanding of the Code by signing the Acknowledgement Page and returning it to the Director of Human Resources.

ii.    Periodically Thereafter

Annually, each Employee will be asked to acknowledge receipt and understanding of the Code.  In addition, managers are encouraged to review the Code with Employees whenever they deem it appropriate.

B.  Responsibility for Approval

The Boards of Directors of both Boston Trust & Investment Management Company and Boston Trust & Investment Management, Inc. are responsible for approving this Code of Ethics and any material changes.

C.  Responsibility for Administration

The Boards of Directors, through the Chief Executive Officer and Director of Risk Management, are responsible for monitoring, interpreting, and enforcing the Code, as well as ensuring that the policies and procedures necessary to support adherence to the Code are in place.

i.      Interpretation

Requests for interpretation and questions regarding the applicability of the provisions of this Code should be addressed to the Director of Risk Management.

ii.    Exceptions/Review

Those authorized to grant exceptions to policies stated in the Code are specified throughout this document.  In the rare circumstance where an exception is warranted but the authorizing individual is not specified in this document, a member of the Executive Committee or the Director of Risk Management is authorized to provide exception approval.  No individual may approve a personal security transaction in which he or she is involved personally. Under no circumstances may any Employee, regardless of rank, approve exceptions to the provisions of the Code in matters involving his or her own personal interest.

iii.   Recordkeeping

Records associated with this Code, including, but not limited to the following, will be maintained as required by federal regulations by the Director of Risk Management:

•                  Historical versions of the Code itself

•                  Acknowledgements of receipt of the Code

•                  Holdings and transactions reports

•                  Pre-clearance and exception approvals; and

•                  Reports of any violations and related outcomes

iv.    Annual Report to Board of Directors

The Director of Risk Management will make a report at least as often as annually to The Board of Directors of Boston Trust & Investment Management Company noting issues that have arisen concerning the Code, known violations, and sanctions since the date of the last report.

v.     Reporting Violations

Personal honesty demands an atmosphere that fosters personal candor; maintaining that atmosphere is a high priority at Boston Trust.  An Employee who has knowledge of an apparent violation of the Code, or of any questionable action affecting Boston Trust, must report his or her knowledge to the Director of Risk Management of Boston Trust or to the Chief Compliance Officer of BTIM. The act of reporting a questioned situation does not necessarily imply that a violation exists, but affords the opportunity for its review. These individuals are responsible for reviewing such matters and can do so without arousing suspicion or casting aspersions on the character and reputation of the person in question.  By going directly to the Director of Risk Management or Chief Compliance Officer and explaining the circumstances of his or her suspicions, the Employee protects himself or herself and the reputation of any other person if it is determined that there has been a misunderstanding or that the transaction in question is not in violation of the Code.  Such a report can be in writing or orally and may be made anonymously.  The identity of an Employee who reports such information is confidential, and no reprisal will be taken against the Employee even if after an investigation the allegation is determined to be unfounded, provided such report is made in good faith.

vi.    Sanctions

Violation of the Code is grounds for disciplinary action up to and including termination of employment.  Such action is in addition to any civil or criminal liability that might be imposed by Federal or state regulatory agencies or courts.

SEC Compliance Dates:	1/7/2005 as revised 12/13/2006, 1/1/2008, 2/11/2009, 5/5/2009, 2/10/2010 and 2/8/2011, 2/8/12; 5/8/2013, 2/26/2014, 6/2/2014, 2/11/2015, 8/12/2015, 5/10/2016

Current Version Date: Revised	2/14/2017
Current Version Effective date:	2/14/2017